Exhibit 3.153

CHARTER

OF

HSC OF BEAUMONT, INC.

I.

The name of the corporation is HSC of Beaumont, Inc.

Il.

The corporation is authorized to issue 10,000 shares of common stock.

III.

The address of the initial registered office of the corporation shall be 424 Church Street, Suite 2000, Nashville, Davidson County, Tennessee 37219. The initial registered agent at that office shall be John R. Voigt, Esq.

IV.

The name and address of the incorporator of the corporation is Tracy A. Powell, 424 Church Street, Suite 2000, Nashville, Tennessee 37219.

V.

The address and county of the principal office of the corporation shall be 1911 21st Avenue, South, Nashville, Davidson County, Tennessee 37212.

VI.

The corporation is for profit.

VII.

No Shareholder shall have any preemptive rights to subscribe for or purchase any shares or other securities issued by the corporation.

VIII.

Pursuant to Section 48-16-102 of the Tennessee Business Corporation Act, the Board of Directors shall have the power to determine the preferences, limitations, and relative rights of any class or series within a class of shares before the issuance of any shares that class or series.

IX.

No director of the corporation shall be personally liable for monetary damages as such to the corporation or its shareholders for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, or (iii) under Section 48-18-304 of the Tennessee Business Corporation Act. If the Tennessee Business Corporation Act is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of each director of the corporation shall be eliminated or limited to the fullest extent permitted by the Tennessee Business Corporation Act, as amended. Neither the amendment or repeal of this Article, nor the adoption of any provision of this Charter inconsistent with this Article, shall eliminate or reduce the effect of this Article in respect of any acts or omissions occurring prior to such amendment, repeal or adoption of an inconsistent provision.

IN WITNESS WHEREOF, the undersigned has executed this Charter on this the 23rd day or June, 1992.

/s/ Tracy A. Powell, Incorporator
Tracy A. Powell, Incorporator

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